Exhibit 99.2

LEGACY ENOVIX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that the management of Enovix Operations Inc. (f/k/a Enovix Corporation) (referred as to “Legacy Enovix”) believes is relevant to an assessment and understanding of the Legacy Enovix’s consolidated results of operations and financial condition as of June 30, 2021 and for the three and six months ended June 30, 2021. The discussion should be read together with the historical consolidated financial statements and related notes and unaudited pro forma condensed financial information that are included in the Registration Statement on Form S-1, dated August 2, 2021, as may be amended (the “Registration Statement”), filed by us with the Securities and Exchange Commission (the “SEC”) and incorporated by reference in this Current Report on Form 8-K. This discussion and analysis contain forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the Registration Statement in the section titled “Risk Factors” beginning on page 7 of the Registration Statement and incorporated herein by reference. Unless otherwise indicated or the context otherwise requires, references in this Legacy Enovix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Legacy Enovix,” “we,” “us,” “our” and other similar terms refer to Enovix Corporation and its subsidiaries prior to the completion of the business combination with Rodgers Silicon Valley Acquisition Corp (“RSVAC”) on July 14, 2021. On July 14, 2021, RSVAC acquired Legacy Enovix and, from this date going forward, we will account for the Business Combination as a reverse recapitalization in accordance with U.S. generally accepted accounting principles ("GAAP"). Under this method of accounting, RSVAC will be treated as the “acquired” company for financial reporting purposes.

Business Overview

We design, develop, and plan to commercially manufacture an advanced silicon-anode lithium-ion battery using our proprietary 3D cell architecture that increases energy density and maintains high cycle life. This enables us to use silicon as the only active lithium cycling material in the anode. We have applied an equally innovative approach to develop proprietary roll-to-stack production tools that ‘drop-in’ to existing lithium-ion battery manufacturing lines and increase megawatt hour capacity. Our silicon anode battery architecture allows lithium-ion batteries to be produced smaller, cheaper, and more efficiently than current alternatives.

To date, we have concentrated our operational effort on researching and developing the cutting-edge technology behind our silicon-anode lithium-ion battery. Over the past several years, we have signed agreements to provide engineering and proof of concept samples to blue-chip companies in the consumer electronic industry (smartwatches, augmented reality/virtual reality, smartphones, fire/life/safety radios, laptops). In addition to those industries, we are pursuing the deployment of our technology with leading international automobile manufacturers to develop patented battery technology for the electric vehicle (“EV”) market.

We currently lease our headquarters, engineering and manufacturing space in Fremont, California. We are in the process of completing our manufacturing facility build-out in anticipation of commercially manufacturing our batteries.

Impact of Coronavirus (“COVID-19’)

We closely monitor the impact of the pandemic of COVID-19 on all aspects of our business, including how it will impact our operations.  We have considered potential impacts of the COVID-19 pandemic on our critical and significant accounting estimates and have not incurred any impairment losses in the carrying value of our assets as a result of the COVID-19 pandemic. For information on our operations and risks related to health epidemics, including the COVID-19 pandemic, please see the other risks and uncertainties set forth in the section titled “Risk Factors” beginning on page 7 of the Registration Statement and incorporated herein by reference.

Business Combination and Public Company Costs

On July 14, 2021 (the “Closing Date”), Legacy Enovix, RSVAC, and RSVAC Merger Sub Inc., a Delaware Corporation and wholly owned subsidiary of RSVAC (“Merger Sub”), consummated the closing of the transactions contemplated by the Agreement and Plan of Merger, dated February 22, 2021 (the "Merger" or the "Business Combination"), by and among RSVAC, Merger Sub and Legacy Enovix (the “Merger Agreement”), following the approval at a special meeting of the stockholders of RSVAC held on July 12, 2021 (the "Special Meeting"). Following the consummation of the Merger on the Closing Date, Legacy Enovix changed its name to Enovix Operations Inc., and RSVAC changed its name from Rodgers Silicon Valley Acquisition Corp. to Enovix Corporation ("New Enovix"). New Enovix raised approximately $381.6 million of proceeds, after deducting placement agent commissions of approximately $23.6 million and before deducting offering related expenses.

Legacy Enovix is the accounting predecessor and New Enovix is the successor SEC registrant, which means that Legacy Enovix’s consolidated financial statements for previous periods will be disclosed in New Envoix’s future periodic reports filed with the SEC.

While the legal acquirer in the merger agreement is RSVAC, for financial accounting and reporting purposes under GAAP, Legacy Enovix will be the accounting acquirer and the merger will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the New Enovix will represent the continuation of the consolidated financial statements of Legacy Enovix. Under this method of accounting, RSVAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Enovix will become the historical financial statements of New Enovix, and RSVAC’s assets, liabilities and results of operations will be consolidated with Legacy Enovix beginning on the acquisition date. Operations prior to the closing of the merger will be presented as those of Legacy Enovix in future reports. The net assets of RSVAC will be recognized at historical cost (consistent with carrying value), with no goodwill or other intangible assets recorded related to the merger. The most significant change in New Enovix’s future reported financial position as a result of the merger is expected to be an estimated increase in cash and cash equivalents and a net impact in total stockholders' deficit (as compared to Legacy Enovix’s condensed consolidated balance sheet as of June 30, 2021). Please refer to Note 2 "Business Combination" for further details of the Merger, which included in exhibit 99.1 of this Form 8-K.

Upon consummation of the merger, New Enovix became the successor to RSVAC, an SEC-registered and listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the merger.

Key Trends, Opportunities and Uncertainties

We generate revenue from payments received from our customers based on executed engineering revenue contracts (the “Service Revenue”) for the development of silicon-anode lithium-ion battery technology. We have not commenced commercial manufacturing of our batteries, and thus, no product revenue has been generated to date. Our performance and future success depend on several factors that present significant opportunities, but also pose risks and challenges as described in the section titled “Risk Factors” of the Registration Statement.

Product Development

We have developed and delivered standardized sample (i.e., prototype) batteries to multiple, industry leading consumer electronics manufacturers. External validation of the performance of these samples has led to several Service Revenue contracts between us and these customers. Pursuant to each of these agreements, we are developing custom 3D silicon lithium-ion batteries for specific wearable, mobile computing and communication device applications. The design and development phases and the manufacturing of these custom samples are performed at our headquarters in Fremont, California.

Commercialization

Currently, we are building out our first high volume production line (“Fab-1”) at our headquarters in Fremont, California. The net proceeds from the Merger will enable us to complete and further expand Fab-1, pursue a second manufacturing location (“Fab-2”), accelerate research and development, and undertake additional initiatives.

Market Focus

We are initially focused on the consumer electronic market and recognize that our battery technology has applicability in other large and growing markets, including EV’s.

Access to Capital

Assuming we experience no significant delays in the research and development of our battery, we believe that our cash resources, including the net proceeds from the completion of the Merger, are sufficient to fund the continued build out and production ramp of our Fab-1 manufacturing facility in Fremont, California and purchase and retrofit an existing battery facility elsewhere as our Fab-2 for growth.

Regulatory Landscape

We operate in an industry that is subject to many established environmental regulations, which have generally become more stringent over time, particularly in hazardous waste generation and disposal and pollution control. While we expect certain regulations under President Biden's administration could, if adopted, facilitate market demand and revenue growth, other potential regulations, if adopted, could result in additional operating costs.

Components of Results of Operations

Service Revenue

Service Revenue contracts generally include the design and development efforts to conform our existing battery technology with the customer’s required specifications. Consideration for Service Revenue contracts generally becomes payable when we meet specific contractual milestones, which include the design and approval of custom cells, procurement of fabrication tooling to meet the customer’s specifications, and fabrication and delivery of custom cells from our pilot production line. Within the existing Service Revenue contracts, the amount of consideration is fixed, the contracts contain a single performance obligation, and revenue is recognized at the point in time the final milestone is met (i.e., a final working prototype meeting all required specifications) and the customer obtains control of the deliverable. During all periods presented, we did not recognize any Service Revenue as final milestones were not yet met.

Total Cost and Expenses

Cost of Revenue

Cost of revenue includes materials, labor, allocated depreciation expense, and other direct costs related to Service Revenue contracts. Labor consists of personnel-related expenses such as salaries and benefits, and stock-based compensation.

Capitalization of certain costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred costs are recognized as cost of revenue in the period when the related revenue is recognized.

Research and Development Expenses

Research and development expenses consist of engineering services, allocated facilities costs, depreciation, development expenses, materials, labor and stock-based compensation related primarily to our (i) technology development, (ii) design, construction, and testing of preproduction prototypes and models, and (iii) certain costs related to the design, construction, and operation of our pilot plant that is not of a scale economically feasible to us for commercial production. Research and development costs are expensed as incurred.

To date, research and development expenses have consisted primarily of personnel-related expenses for scientists, experienced engineers and technicians as well as costs associated with the expansion and ramp up of our engineering and manufacturing facility in Fremont, California, including the material and supplies to support the product development and process engineering efforts. As we ramp up our engineering operations to complete the development of batteries and required process engineering to meet customer specifications, we anticipate that research and development expenses will increase significantly for the foreseeable future as we expand hiring of scientists, engineers, and technicians and continue to invest in additional plant and equipment for product development, building prototypes, and testing of batteries.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses consist of personnel-related expenses, marketing expenses, allocated facilities expenses, depreciation expenses, executive management travel, and professional services expenses, including legal, human resources, audit, accounting and tax-related services. Personnel related costs consist of salaries, benefits and stock-based compensation. Facilities costs consist of rent and maintenance of facilities.

We are expanding our personnel headcount to support the ramping up of commercial manufacturing and being a public company. Accordingly, in addition to non- recurring costs associated with the Business Combination and anticipated costs of being a public company, we expect our selling, general and administrative expenses to increase significantly in the near term and for the foreseeable future.

Other Income (Expense), net

Other income and expenses, net primarily consist of interest expense, fair value adjustments for outstanding convertible preferred stock warrants and convertible promissory notes, the issuance of convertible preferred stock warrants, and gain (loss) on debt extinguishment.

Income Tax Expense (Benefit)

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of Three Months Ended June 30, 2021 to Three Months Ended June 30, 2020

The following table sets forth Legacy Enovix’s condensed consolidated operating results for the periods presented below (in thousands, except share and per share amount):

	Three Months Ended June 30,
	2021	2020	Change ($)	% Change
Operating expenses:
Cost of revenue	$112	$858	$(746)	(87%)
Research and development	9,523	3,230	6,293	195%
Selling, general and administrative	4,548	1,280	3,268	255%
Total operating expenses	14,183	5,368	8,815	164%
Loss from operations	(14,183)	(5,368)	(8,815)	164%
Other income (expense):
Change in fair value of convertible preferred stock warrants	—	209	(209)	N/M
Interest expense	(135)	—	(135)	N/M
Other income, net	15	9	6	67%
Total other (expense) income, net	(120)	218	(338)	(155%)
Net loss	$(14,303)	$(5,150)	$(9,153)	178%

Net loss per share, basic and diluted	$(0.21)	$(0.09)	$(0.12)	143%
Weighted average number of common shares outstanding, basic and diluted	69,029,099	60,315,795	8,713,304	14%

N/M – Not meaningful

Cost of Revenue

Cost of revenue for the three months ended June 30, 2021 was $0.1 million, compared to $0.9 million during the three months ended June 30, 2020. Between May 2019 and December 2019, Legacy Enovix entered into several Service Revenue customer contracts. Service Revenue from these customer contracts was deferred as of June 30, 2021 because Legacy Enovix had not delivered the final working prototype (the single performance obligation) nor had the customer taken control of the deliverable. The estimated final delivery date of these Service Revenue contracts is within the next twelve months.

In the execution of satisfying the single performance obligation per the existing Service Revenue contracts, certain costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred contract costs are recognized as cost of revenue in the period when the related revenue is recognized.

The decrease in cost of revenue of $0.7 million, or 87% was due to the timing of when costs attributable to a specific contract with a customer were incurred. As of June 30, 2021, Legacy Enovix had $4.3 million of deferred contract costs and $6.6 million of deferred revenue on Legacy Enovix’s condensed consolidated balance sheet.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2021 was $9.5 million, compared to $3.2 million during the three months ended June 30, 2020. The increase of $6.3 million, or 195% was primarily attributable to an increase in Legacy Enovix`s research and development employee headcount from 75 employees as of June 30, 2020 to 159 employees as of June 30, 2021 that drove a $3.7 million increase in salaries, employee benefit and stock compensation expenses. The remaining increase was primarily due to increased facility, tools and material expenses as well as telecommunication and technology expenses. As previously discussed, Legacy Enovix entered several Service Revenue contracts in 2019 and certain costs that were historically classified as research and development, not attributable to a specific contract with a customer, are now classified as costs of revenue.

Selling, General and Administrative Expense

Selling, general and administrative expense was $4.5 million for the three months ended June 30, 2021, compared to $1.3 million during the three months ended June 30, 2020. The increase of $3.3 million, or 255% was primarily attributable to an increase in Legacy Enovix`s employee headcount and related salaries, employee benefit and stock based compensation expenses of $1.3 million, increase in professional fees and recruiting expenses of $0.7 million, increase in legal fees and patent costs of $0.6 million, increase in marketing expense of $0.3 million and the remaining amount represented miscellaneous expenses.

Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020

The following table sets forth Legacy Enovix’s condensed consolidated operating results for the periods presented below (in thousands, except share and per share amount):

	Six Months Ended June 30,
	2021	2020	Change ($)	% Change
Operating expenses:
Cost of revenue	$1,743	1,229	$514	42%
Research and development	15,112	5,635	9,477	168%
Selling, general and administrative	8,709	2,280	6,429	282%
Total operating expenses	25,564	9,144	16,420	180%
Loss from operations	(25,564)	(9,144)	(16,420)	180%
Other income (expense):
Change in fair value of convertible preferred stock warrants	(4,781)	275	(5,056)	N/M
Issuance of convertible preferred stock warrants	—	(1,476)	1,476	(100%)
Change in fair value of convertible promissory notes	—	(2,422)	2,422	N/M
Interest expense	(135)	(107)	(28)	26%
Other income, net	12	42	(30)	(71%)
Total other expense, net	(4,904)	(3,688)	(1,216)	33%
Net loss	$(30,468)	$(12,832)	$(17,636)	137%

Net loss per share, basic and diluted	$(0.45)	$(0.21)	$(0.24)	110%
Weighted average number of common shares outstanding, basic and diluted	67,828,958	60,015,903	7,813,055	13%

N/M – Not meaningful

Cost of Revenue

Cost of revenue for the six months ended June 30, 2021 was $1.7 million, compared to $1.2 million during the six months ended June 30, 2020. Between May 2019 and December 2019, Legacy Enovix entered into several Service Revenue customer contracts. Service Revenue from these customer contracts was deferred as of June 30, 2021 because Legacy Enovix had not delivered the final working prototype (the single performance obligation) nor had the customer taken control of the deliverable. The estimated delivery date of these Service Revenue contracts is within the next twelve months.

In the execution of satisfying the single performance obligation per the existing Service Revenue contracts, certain costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred contract costs are recognized as cost of revenue in the period when the related revenue is recognized.

The increase in cost of revenue of $0.5 million, or 42% was due to the timing of when costs attributable to a specific contract with a customer were incurred. During the six months ended June 30, 2020, Legacy Enovix had recently begun incurring costs (with fewer employees compared to the same period in 2021) to satisfy its Service Revenue contracts performance obligation. As of June 30, 2021 and December 31, 2020, Legacy Enovix had $4.3 million and $3.5 million, respectively, of deferred contract costs and $6.6 million and $5.5 million, respectively, of deferred revenue on Legacy Enovix’s condensed consolidated balance sheet.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2021 was $15.1 million, compared to $5.6 million during the six months ended June 30, 2020. The increase of $9.5 million, or 168% was primarily attributable to an increase in Legacy Enovix`s research and development employee headcount from 75 employees as of June 30, 2020 to 159 employees as of June 30, 2021 that drove a $7.3 million increase in salaries, employee benefit and stock compensation expenses. The remaining increase was primarily due to increased technology, tools and material expenses as well as other miscellaneous expenses. As previously discussed, Legacy Enovix entered several Service Revenue contracts in 2019 and certain costs that were historically classified as research and development, not attributable to a specific contract with a customer, are now classified as costs of revenue.

Selling, General and Administrative Expenses

Selling, general and administrative expenses was $8.7 million for the six months ended June 30, 2021, compared to $2.3 million during the six months ended June 30, 2020. The increase of $6.4 million, or 282% was primarily attributable to an increase in Legacy Enovix`s employee headcount and related salaries and employee benefit expenses of $2.1 million, increase in professional service of $2.4 million, increase in legal and patent costs of $0.9 million, increase in marketing expenses of $0.6 million and the remaining amount represented miscellaneous expenses.

Change in Fair Value of Convertible Preferred Stock Warrants

On February 22, 2021, all 10,160,936 Legacy Enovix's Series D convertible preferred stock warrants were exercised at $0.01 per share for a total of $0.1 million. The increase in the fair value of the convertible preferred stock warrants, up to February 22, 2021, was due to the increase in Legacy Enovix’s enterprise value throughout 2020 and the first quarter of 2021. The change in the fair value of the convertible preferred stock warrants of $4.8 million was recorded as other expense for the six months ended June 30, 2021. The change in the fair value of the convertible preferred stock warrants of ($0.3) million was recorded as other expense for the six months ended June 30, 2020.

Issuance of Convertible Preferred Stock Warrants

On March 25, 2020, 7,000,000 Legacy Enovix's Series D convertible preferred stock warrants were issued at $0.01 per share for a total of $0.1 million. The fair value of the convertible preferred stock warrants of $1.5 million was recorded as other expense for the six months ended June 30, 2020.

Change in Fair Value of Convertible Promissory Notes

The change in fair value of the convertible promissory notes of $2.4 million for the six months ended June 30, 2020 was due to the fair value adjustment of the convertible promissory note in connection with the note conversion into 19,001,815 shares of Series P-2 convertible preferred stock in March 2020. No such event occurred during the six months ended June 30, 2021.

Non-GAAP Financial Measures

While we prepare our condensed consolidated financial statements in accordance with GAAP, we also utilize and present certain financial measures that are not based on GAAP. We refer to these financial measures as “Non-GAAP” financial measures. In addition to our financial results determined in accordance with GAAP, we believe that EBITDA, and Adjusted EBITDA, and Free Cash Flow (each as defined below), are useful measures in evaluating our financial and operational performance distinct and apart from financing costs, certain non-cash expenses and non-operational expenses.

These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the Non-GAAP financial measures presented by also providing the most directly comparable GAAP measures.

We use Non-GAAP financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes. We believe that Non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies. You should review the reconciliations below but not rely on any single financial measure to evaluate our business.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as earnings (net loss) adjusted for interest expense; income taxes; depreciation expense, and amortization expense. “Adjusted EBITDA” includes additional adjustments to EBITDA such as stock-based compensation expense; change in fair value of convertible preferred stock warrants and convertible promissory notes; and other special items as determined by management which it does not believe to be indicative of its underlying business trends. EBITDA and Adjusted EBITDA are intended as supplemental financial measures of our performance that are neither required by, nor presented in accordance with GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results, trends, and in comparing our financial measures with those of comparable companies, which may present similar Non-GAAP financial measures to investors.

However, you should be aware that when evaluating EBITDA, and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, the presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA and Adjusted EBITDA in the same fashion.

Below is a reconciliation of net loss on a GAAP basis to the Non-GAAP EBITDA and Adjusted EBITDA financial measures for the periods presented below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(14,303)	$(5,150)	$(30,468)	$(12,832)
Interest expense	135	—	135	107
Depreciation and amortization	234	145	375	289
EBITDA	(13,934)	(5,005)	(29,958)	(12,436)
Stock-based compensation	2,120	58	3,675	116
Change in fair value of convertible preferred stock warrants	—	(209)	4,781	(275)
Issuance of convertible preferred stock warrants	—	—	—	1,476
Change in fair value of convertible promissory notes	—	—	—	2,422
Adjusted EBITDA	$(11,814)	$(5,156)	$(21,502)	$(8,697)

Free Cash Flow

Below is a reconciliation of Net cash used in operating activities to the Free Cash Flow financial measures for the periods presented below (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	$(15,142)	$(9,332)
Capital (expenditures)	(20,573)	(11,543)
Free Cash Flow (1)	$(35,715)	$(20,875)

(1)

We define “Free Cash Flow” as (i) Net cash from operating activities less (ii) capital expenditures, net of proceeds from disposals of property and equipment, all of which are derived from Legacy Enovix’s condensed consolidated statements of cash flow. The presentation of non-GAAP Free Cash Flow is not intended as an alternative measure of cash flows from operations, as determined in accordance with GAAP. We believe that this financial measure is useful to investors because it provides investors to view our performance using the same tool that we use to gauge our progress in achieving our goals and it is an indication of cash flow that may be available to fund investments in future growth initiatives.

Liquidity and Capital Resources

As of June 30, 2021, Legacy Enovix had cash and cash equivalents of $5.0 million. Legacy Enovix has incurred losses since its inception, has a negative working capital balance of $22.0 million and an accumulated deficit of $237.7 million as of June 30, 2021. Since inception, Legacy Enovix financed its operations primarily from the sales of convertible preferred stock, borrowing from a convertible promissory note, and borrowing from a secured promissory note (the “Secured Promissory Note”). We expect to continue to incur operating losses for the foreseeable future.

In connection with the Business Combination in July 2021, we raised approximately $381.6 million of proceeds, after deducting placement agent commissions of approximately $23.6 million and before deducting offering related expenses. Based on the anticipated spending, cash received from the Merger and timing of expenditure assumptions, we currently expect that our cash will be sufficient to meet our funding requirements over the next twelve months. We may require additional financing for future operation expansion.

The following table provides a summary of cash flow data for the periods presented below (in thousands):

	Six Months Ended June 30,
	2021	2020	Change ($)
Net cash used in operating activities	$(15,142)	$(9,332)	$(5,810)
Net cash used in investing activities	(20,573)	(11,543)	(9,030)
Net cash provided by financing activities	11,573	40,841	(29,268)
Change in cash, cash equivalents and restricted cash	$(24,142)	$19,966	$(44,108)

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

Operating Activities

Legacy Enovix's cash flows used in operating activities to date have been primarily comprised of operating expenses. We continue to ramp up hiring for employees in supporting the ramping up of commercial manufacturing and being a public company. We expect our cash used in operating activities to increase significantly before we start to generate any material cash inflows from commercially manufacturing and selling our batteries.

Net cash used in operating activities was $15.1 million for the six months ended June 30, 2021. Net cash used in operating activities consists of net loss of $30.5 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include stock-based compensation expense of $3.7 million, depreciation expense of $0.4 million and the change in fair value of convertible preferred stock warrants of $4.8 million.

Net cash used in operating activities was $9.3 million for the six months ended June 30, 2020. Net cash used in operating activities consists of net loss of $12.8 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include change in the fair value of the convertible promissory notes of $2.4 million, the non-cash issuance of convertible preferred stock warrants of $1.5 million, depreciation expense of $0.3 million, stock-based compensation expense of $0.1 million, and non-cash interest expense of $0.1 million, which was partially offset by the change in fair value of convertible preferred stock warrants of $0.3 million.

Investing Activities

Legacy Enovix's cash flows used in investing activities to date have been primarily comprised of purchases of property and equipment. We expect the costs to acquire property and equipment to increase substantially in the near future as we complete the build-out of our manufacturing facility for our battery manufacturing production. Net cash used in investing activities, which were primarily related to equipment purchases, was $20.6 million and $11.5 million for the six months ended June 30, 2021 and 2020, respectively.

Financing Activities

To date, Legacy Enovix has financed its operations primarily through the sale of convertible preferred stock, borrowing from convertible promissory note, and borrowing from the Secured Promissory Note with a member of the board of directors. There were no sales of convertible preferred stock for the six months ended June 30, 2021.

Net cash provided by financing activities was $11.6 million for the six months ended June 30, 2021, which primarily consisted of $14.9 million proceed from the borrowing of the Secured Promissory Note and $0.3 million of proceeds from the exercise of stock options and proceeds from the exercise of the convertible preferred stock warrants, which were offset by $3.6 million related to the transaction costs incurred in connection with the Business Combination.

Net cash provided by financing activities was $40.8 million for the six months ended June 30, 2020, which was primarily related to $39.2 million of proceeds from the issuance of Series P-2 convertible preferred stock and $1.6 million of proceeds from borrowing of the Paycheck Protection Program Loan.

Contractual Obligations and Commitments

We lease our headquarters, engineering, and manufacturing space in Fremont, California under a single non-cancelable operating lease with an expiration date of August 31, 2030. We also lease a small office in Fremont, California under a noncancelable operating lease that expires in April 2026 with an option to extend the lease for five years. For the lease payment schedule, please see Note 4, Leases, of the notes to Legacy Enovix’s condensed consolidated financial statements for the three and six months ended June 30, 2021 in exhibit 99.1 of this Current Report on Form 8-K for further information.

In addition, we enter into agreements in the normal course of business with various vendors, which are generally cancelable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation. Those cancellable payments are not included in the table of contractual obligations below. See Note 7, Commitments and Contingencies, of the notes to Legacy Enovix’s condensed consolidated financial statements for the three and six months ended June 30, 2021 in exhibit 99.1 of this Current Report on Form 8-K for further information.

On May 24, 2021, Legacy Envoix issued to a member of the board of directors the Secured Promissory Note with an aggregate principal balance of $15.0 million. The Secured Promissory Note bore interest at a rate of 7.5% per annum, payable monthly and on the maturity date. All unpaid interest and principal was due and payable upon request by the holders on or after the earlier of (i) the closing of the Merger Agreement and (ii) October 25, 2021. On July 14, 2021, Legacy Enovix paid off the Secured Promissory Note and its accrued interest by using $15.2 million of proceeds from the Business Combination.

Off-Balance Sheet Arrangements

As of June 30, 2021 and December 31, 2020, Legacy Enovix did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, an EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In addition, we intend to rely on the other exemptions and reduce reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation- related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the first sale of our Common Stock in our initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Other than the adoption of Accounting Standards Codification 842, Leases, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. We elected to continue to utilize the extended transition period. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an EGC from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. We expect to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company.